UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2019

Sterling Real Estate Trust

dba Sterling Multifamily Trust

(Exact name of registrant as specified in its charter)

North Dakota	000-54295	90-0115411
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1711 Gold Drive S., Suite 100 Fargo, North Dakota	58103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 353-2720

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)



☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Shares, par value $0.01 per share	N/A	N/A

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b) On May 6, 2019, Angie D. Stock, Chief Accounting Officer and Principal Accounting Officer of Sterling Real Estate Trust d/b/a Sterling Multifamily Trust (the “Company”), notified the Company that she was resigning from her position, effective May 24, 2019.  Ms. Stock’s resignation was not the result of any disagreement with the Company and we thank Ms. Stock for her years of dedicated and loyal service to the Company and its shareholders.

(c) On May 9, 2019, the Company’s Board of Trustees appointed Erica J. Chaffee as the Company’s Chief Financial Officer.  Ms. Chaffee will also serve as the Company’s Principal Accounting Officer.  Ms. Chaffee has served as the Advisor’s Chief Financial Officer since April 1, 2019.  Prior to joining Sterling Management, LLC, Ms. Chaffee served as Controller for Petro Serve USA.  In addition, Ms. Chaffee worked in the banking/finance industry as Commercial Lender and Commercial Credit Officer with a large national bank and spent the first six years of her career in the public accounting industry with KPMG, LLP and Eide Bailly LLP.  Ms. Chaffee received her Bachelor of Science degree in Accounting from Colorado State University and is a Certified Public Accountant.

With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Ms. Chaffee and any of the Company’s directors or executive officers.  With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Ms. Chaffee and the Company that would be required to be reported.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sterling Real Estate Trust

Date: May 10, 2019
	By:	/s/ Ryan M. Downs
Name: Ryan M. Downs
Title: President